As filed with the Securities and Exchange Commission on November 28, 2001
                                                      Registration No. 333-65668
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                 AMENDMENT NO. 1
                                       TO
                                    Form S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                              MICROLOG CORPORATION
             (Exact name of registrant as specified in its charter)
                                 ---------------

            VIRGINIA                                       52-0901291
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                                 ---------------
                              20270 GOLDENROD LANE
                         GERMANTOWN, MARYLAND 20876-4070
                                 (301) 540-5500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------
                                  JOHN C. MEARS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              MICROLOG CORPORATION
                              20270 GOLDENROD LANE
                         GERMANTOWN, MARYLAND 20876-4070
                                 (301) 540-5500
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------
                                    COPY TO:
                             STEVEN M. KAUFMAN, ESQ.
                             HOGAN & Hartson L.L.P.
                                 Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5600

                                 ---------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                                 --------------

                         CALCULATION OF REGISTRATION FEE



===================================================================================================================
                                                                                 Proposed
      Title of Each Class              Amount              Proposed               Maximum             Amount of
         of Securities                 to be         Maximum Offering            Aggregate           Registration
      to be Registered(1)            Registered       Price per Share(2)    Offering Price(2)(3)       Fee(3)
-------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value.......325,000                  $.36                 $117,000              $29.25
===================================================================================================================




(1) This registration statement covers the resale by certain selling stockholders of up to an aggregate of 325,000 shares of common stock, $0.01 par value, of Microlog Corporation, of which 40,000 shares are issued and outstanding and 285,000 shares may be acquired by such a selling stockholder upon exercise of presently outstanding options to purchase common stock.


(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.


(3) In accordance with Rule 457(c), the proposed maximum aggregate offering price and registration fee with respect to the shares registered pursuant to this Registration Statement are based on the average of the high and low prices of Registrant's common stock on the Nasdaq SmallCap Market on July 19, 2001. The registration fee was previously paid.

                                 ---------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.




================================================================================

PROSPECTUS



                                 325,000 Shares

                              MICROLOG CORPORATION

                                  COMMON STOCK

                                 ---------------



         This prospectus relates to the offer and sale from time to time of up to 325,000 shares of our common stock by the stockholders of Microlog Corporation that are named in this prospectus. We will not receive any proceeds from the sale of these shares.


         Our common stock is traded over-the-counter under the symbol "MLOG." On November 27, 2001, the last reported sale price of our common stock on the over-the-counter bulletin board was $.28 per share.



         Our principal executive offices are located at 20270 Goldenrod Lane, Germantown, Maryland, 20876, and our telephone number at that address is (301) 540-5500.

                                 ---------------

         BEFORE PURCHASING ANY OF THE SHARES, YOU SHOULD CONSIDER VERY CAREFULLY THE INFORMATION PRESENTED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------







                The date of this prospectus is November 28, 2001.

         IF IT IS AGAINST THE LAW IN ANY STATE TO MAKE AN OFFER TO SELL THE SHARES, OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY THE SHARES, THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE, AND NO OFFER OR SOLICITATION IS MADE BY THIS PROSPECTUS TO ANY SUCH PERSON.

         YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.


                                TABLE OF CONTENTS






                                                                                                       Page
                                                                                                       ----
Risk Factors........................................................................................    1

Cautionary Note Regarding Forward-Looking Statements................................................    6

Where You Can Find More Information.................................................................    7

About Microlog Corporation..........................................................................    8

Use of Proceeds.....................................................................................    9

Selling Stockholders................................................................................    9

Plan of Distribution................................................................................   10

Description of Capital Stock........................................................................   12

Legal Matters.......................................................................................   15

Experts.............................................................................................   15


                                  RISK FACTORS


         You should carefully consider the following risks before you decide to buy our securities. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. As a result, the trading price of our securities could decline, and you may lose all or part of the money you paid to buy our securities.


WE WILL REQUIRE ADDITIONAL CAPITAL TO FINANCE OUR OPERATIONS AND, IF ADEQUATE FUNDS ARE NOT AVAILABLE, WE MAY NOT BE ABLE TO PAY OUR OPERATING EXPENSES OR CONTINUE OPERATIONS.

         We currently estimate that our cash flow from operations together with cash currently available to us under a credit facility will enable us to fund our business as currently planned at least through January 2002. Thereafter, we expect to need additional debt or equity financing to fund operating expenses. In addition, we may need to raise additional funds if we are unable to increase sales of the products of our Contact Center Solutions division as currently planned or if we need or choose to expend more on sales and marketing or product development than currently anticipated. Our ability to obtain additional debt financing may be limited by provisions of our credit facility agreement.


         If adequate funds are not available to us, we will not be able to pay our operating expenses or continue operations unless we significantly increase revenues from operations.


BECAUSE OUR COMMON STOCK IS ONLY QUOTED ON THE OVER-THE-COUNTER BULLETIN BOARD, THE LIQUIDITY OF YOUR INVESTMENT MAY BE HAMPERED.

         Our common stock is only quoted on the over-the-counter bulletin board. In addition, we currently do not meet the listing standards of the Nasdaq Stock Market and we cannot assure you that our common stock will be eligible for listing in the future. Because our common stock currently is only quoted, and in the future may only be quoted, on the over-the-counter bulletin board, your ability to sell your shares of our common stock could be limited to private sales among brokers, which may make sales difficult, and you may not receive fair value for your shares.


WE HAVE INCURRED SIGNIFICANT LOSSES IN RECENT YEARS AND WE MAY NOT ACHIEVE PROFITABILITY.


         We have not had a profit from operations for several years. We incurred a net loss of $8.6 million for our 1998 fiscal year, a net loss of $4.7 million for our 1999 fiscal year and a net loss of $475,000 for our 2000 fiscal year. We incurred a net loss of $2.4 million for the first nine months of our 2001 fiscal year. As of October 31, 2000, the end of our 2000 fiscal year, we also had an accumulated deficit of $17.1 million. In addition, we believe that our strategy to focus exclusively on the operations of our Contact Center Solutions division will continue to adversely affect our ability to reach operating profitability. We anticipate that our expenses will significantly exceed our total sales in fiscal 2001 and possibly thereafter. As a result, we are likely to continue to experience losses and negative cash flow from operations, and we will need to seek debt or equity financing in order to sustain operations until we reach profitability.

IF OUR NEW BUSINESS STRATEGY IS NOT SUCCESSFUL, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WILL SUFFER SIGNIFICANTLY AND WE COULD BE REQUIRED TO CEASE OPERATIONS.

         Our new business strategy requires us to transition our technical, financial, sales and operational resources away from interactive voice response products and performance analysis and technical and administrative support services and into our uniQue customer interaction applications. This strategy may not be successful. If this new business strategy is not successful, our business will suffer significantly and we could be required to cease operations.


         We experienced reduced demand, increased competition and reduced margins in the interactive voice response market, which was the major portion of our software business prior to the development of our uniQue customer interaction applications. In addition, due to a change in policy by the principal customer for our performance analysis and technical and administrative support services, we do not expect our Old Dominion Systems division, which historically has provided a stable source of sales for us and offset in part losses from our other operations, to continue to generate any significant sales for us. In response to these events, we have focused substantially all of our efforts and resources on our uniQue products and services offerings. We have only a limited number of customers for our uniQue customer interaction applications to date. In addition, we have experienced a significantly longer sales cycle and more adverse market conditions than previously expected. Our strategy, which is substantially dependent on market acceptance of our new focus and our uniQue products over the near term, may not be successful. If our strategy is not successful in the near term, we may be required to seek debt or equity financing or discontinue operations.

OUR TOTAL SALES MAY CONTINUE TO DECLINE SIGNIFICANTLY BECAUSE WE DO NOT EXPECT OUR OLD DOMINION SYSTEMS DIVISION TO GENERATE ANY SIGNIFICANT SALES FOR US.

         We have lost a significant source of sales with the change in policy regarding contract labor positions by the Applied Physics Laboratory of John Hopkins University, the principal customer of our Old Dominion Systems division. Through fiscal 2000, a substantial portion of our total sales were generated by performance analysis and technical and administrative support services through our Old Dominion Systems division for the Applied Physics Laboratory, which now performs most of these services internally. The Old Dominion Systems division historically has provided a stable source of sales, generating $11.7 million in sales in fiscal 1998, $10.1 million in sales in fiscal 1999 and $7.1 million in sales in fiscal 2000, representing 44%, 56% and 49% of our total sales, respectively. This portion of our business generated approximately $0.4 million to $1.1 million in profits over these periods, which offset in part losses from the other portions of our business, including the Contact Center Solutions division. Sales generated by the Old Dominion Systems division for the nine-month period ended July 31, 2001, however, were only $1.9 million, which represented a decrease of 69%, compared to $6.1 million of sales for the nine month period ended July 31, 2000. We believe that sales generated by our Old Dominion Systems division will continue to decrease as a result of the change in policy regarding contract labor positions by the Applied Physics Laboratory. We expect that this loss of sales, combined with unexpectedly longer sales cycles and adverse market conditions experienced by our Contact Center Solutions division, may cause our net revenue for future periods to be significantly less than our net revenue from prior periods.

MOST OF OUR SALES PERSONNEL ARE NEW TO OUR COMPANY AND WE MAY CONTINUE TO EXPERIENCE DECREASED SALES AS WE INTEGRATE AND TRAIN OUR NEW HIRES.

         We have hired new sales personnel during the last year. It has taken time, and it may take additional time, for our new sales people to be able to market and sell our products effectively. This has reduced, and may continue to reduce, our ability to increase our revenues.

THE DEVELOPMENT OF NEW PRODUCTS REQUIRES SIGNIFICANT EXPENDITURES, WHICH WE MAY NOT HAVE, AND WE MAY NOT EXPERIENCE ANY BENEFITS FROM SUCH EXPENDITURES IF OUR NEW PRODUCTS ARE NOT ACCEPTED IN THE MARKETPLACE.

         The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, product life cycles and customer demands. To keep pace with technological developments, evolving industry standards and customer needs, we must enhance existing products and develop new products. As a result of the complexities inherent in our applications, major new products and product enhancements require long development and testing periods and significant resources. We may not be successful in developing, marketing and releasing new products or enhancements that adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. We also may not have sufficient funds to undertake the research, development or marketing activities that we otherwise determine are necessary to successfully sell our uniQue products. We have experienced an unexpectedly long period of time seeking a significant degree of market acceptance for our uniQue family of software products, which is our primary product, and we cannot assure you that our uniQue products will gain such market acceptance. If release dates of any future products or enhancements are delayed for any reason, or if these products or enhancements fail to achieve market acceptance when released, we may not generate any benefits from the time and resources we have expended and may be forced to discontinue operations. In addition, new products or enhancements by our competitors may cause customers to defer or forego purchases of our products, which could have a material adverse effect on our revenues.


WE FACE COMPETITIVE PRESSURES, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON US.

         The market for our interactive communications applications and software products is highly competitive and we expect competition to increase in the future. We may not be able to compete effectively against current and future competitors. Currently, our competition comes from several different market segments, including telecommunications equipment vendors, telephony platform developers, stand alone point solutions and application providers. Because our industry is evolving and is characterized by rapid technological change, it is difficult for us to predict when new technologies or new competitors may be introduced into our market. Some of our current and potential competitors have longer operating histories, greater financial, technical, marketing and customer service resources, greater name recognition and a larger customer base than we do. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can, or to devote greater resources to the development, promotion and sale of products than we can. Increased competition or other competitive pressures may result in price reductions, reduced margins or loss of revenues, which could have a material adverse effect on our business, financial condition and operating results.


FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH DISTRIBUTORS, RESELLERS, TECHNOLOGY VENDORS AND SYSTEMS INTEGRATORS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We seek to establish strategic relationships with distributors, resellers and technology vendors that we believe are important to our sales, marketing and support activities and to the implementation of our products. We believe that relationships with these organizations will expand the distribution of our products and provide us with technical assistance for our product development efforts. Our current and potential customers also may rely on third-party system integrators to develop, deploy or manage our uniQue applications. If we do not establish and maintain relationships with these companies or if these companies do not devote the resources necessary to help sell or develop our products, our business, operating results and financial condition would be adversely affected.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS ADEQUATELY, WHICH COULD ALLOW THIRD PARTIES TO COPY OR OTHERWISE OBTAIN AND USE OUR TECHNOLOGY WITHOUT AUTHORIZATION.


         We regard our software products as proprietary. In an effort to protect our proprietary rights, we rely primarily on a combination of copyright, patent, trademark and trade secret laws, as well as confidentiality agreements with employees, distributors and customers. The current copyright, patent, trademark and trade secret laws provide only limited protection of our proprietary rights. In addition, we have not signed agreements containing these types of protective provisions with every employee, distributor and customer, and the contractual provisions that are in place and the protection they provide vary and may not provide us with adequate protection in all circumstances. Further, although we have two patents pending, we do not yet have patent protection for our software. Because our means of protecting our proprietary rights may not be adequate, it may be possible for a third party to copy certain aspects of our software or hardware or obtain information which we regard as a trade secret. Unauthorized copying, use or reverse engineering of our products could materially harm our business.

OUR LARGEST SHAREHOLDER HAS THE ABILITY TO APPOINT MEMBERS TO OUR BOARD OF DIRECTORS AND TO CONTROL MAJOR DECISIONS INVOLVING OUR BUSINESS AND ASSETS.

         Our largest shareholder, TFX Equities, Inc., owns approximately 37.5% of our outstanding common stock as of September 30, 2001 and has the ability to acquire approximately up to an additional 15% of our common stock upon the conversion of convertible subordinated promissory notes it holds and upon exercise of Series A convertible preferred stock it is entitled acquire as of that date. In addition, we are obligated to take all actions within our control to cause two designees of TFX Equities to be nominated for election to our board of directors and to cause one additional director that is acceptable to TFX Equities to be appointed to our board of directors. Messrs. John D. Sickler, Randall P. Gaboriault and W. Joseph Brookman currently serve on our board of directors pursuant to these provisions. We also are not permitted to engage in specified business combinations, amend our organizational documents, issue any securities other than pursuant to our option plans or in the ordinary course of our business, guarantee or assume specified liabilities of third parties, pay dividends, change the size of our board of directors or engage in other specified corporate activities without the prior consent of TFX Equities. These provisions generally will terminate when TFX Equities ceases to own at least 15% of our outstanding common stock or, if later, when the obligations of TFX Equities under our credit facility agreement have terminated and none of the convertible promissory notes remain outstanding. As a result of the foregoing, TFX Equities has the right to control most major decisions involving our company or its assets. These rights of TFX Equities also may render more difficult or discourage a takeover attempt even if a change of control of our company would be beneficial to the interests of our stockholders generally.

         We may seek additional debt or equity financing from TFX Equities in the future, although there is no guarantee of such funding. If we were to obtain additional debt or equity financing from TFX Equities, its ability to control decisions involving our company or its assets could increase.



INFRINGEMENT CLAIMS COULD ADVERSELY AFFECT US.


         A third party could claim that our technology infringes its proprietary rights. As the number of software products in our target markets increases and the functionality of these products overlap, we believe that software developers may face infringement claims. For example, various patent rights have been asserted against interfaces between PBX telephone hardware and computer network systems.

Claims of infringement of these patents could have a materially adverse affect on us if these patents were interpreted broadly. Infringement claims, even if without merit, can be time consuming and expensive to defend. A third party asserting infringement claims against us or our customers with respect to our current or future products may require us to enter into costly royalty arrangements or litigation, which could cost us extensive time and financial resources.


         OUR PRODUCTS COULD HAVE ERRORS OR DEFECTS, WHICH COULD REDUCE OUR SALES OR INCREASE COSTS. Our products, including components supplied by others, may contain errors or defects, especially when first introduced or when new versions are released. Errors in new products or releases could be found after commencement of commercial shipments, which could result in additional development costs, diversion of technical and other resources, product liability claims against us, or the loss of credibility with current or future customers. This in turn could result in a loss of revenue or delay in market acceptance of our products. Our customers generally use our products together with products from other vendors. When problems occur, it may be difficult to identify the source of the problem. As a result, even if these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel and cause significant customer relations problems.

OUR QUARTERLY OPERATING RESULTS HAVE VARIED SIGNIFICANTLY AND, IF THEY CONTINUE TO DO SO, THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED.

         Our sales and operating results may fluctuate significantly because of a number of factors, many of which are outside of our control. These factors include:

         o      level of product and price competition;

         o      length of our sales cycle and customer purchasing patterns;

         o      delay or deferral of customer implementation of our products;

         o success or lack of success in expanding our customer support organization, direct sales force and indirect distribution channels;

         o      our ability to develop new products and control costs;

         o      timing of new product introductions and product enhancements;

         o      activities of and acquisitions by competitors; and

         o      timing of new hires and allocation of our resources.

         One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly. Based upon the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely affect our business, our financial condition and the market price of our common stock.

WE HAVE A LENGTHY PRODUCT SALES CYCLE, WHICH HAS CONTRIBUTED, AND MAY CONTINUE TO CONTRIBUTE, TO THE QUARTER TO QUARTER VARIABILITY OF OUR REVENUES AND OPERATING RESULTS.

         We have generally experienced a lengthy product sales cycle, averaging approximately three to nine months. Because of the unique characteristics of our products, our prospective customers' decisions to purchase our products often require significant investment and executive level decision making. We also believe that many companies currently are not aware of the benefits of the products we provide. For this reason, we must provide a significant level of education to prospective customers about the use and benefits of our products, and potential customers may take many months to make purchasing decisions. The lengthy sales cycle is one of the factors that has caused, and may in the future continue to cause, our software revenues and operating results to vary significantly from quarter to quarter. Also, since the risk of not closing on a sale increases with the length of the product sale cycle, the lengthy sales cycle effectively could cause a decline in our revenues and operating results.

         The length of the sales cycle for customer orders depends on a number of other factors over which we have little or no control, including:

         o      customers' budgetary constraints;

         o      the timing of customers' budget cycles;

         o concerns by customers about the introduction of new products by us or our competitors; and

         o potential downturns in general economic conditions, including reduction in demand for our products and services.




FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through future offerings of equity securities. As of the date of this prospectus, TFX Equities has demand and piggyback registration rights which entitle TFX Equities, with limited exceptions, to have us register up to the maximum of 3,000,000 shares of common stock that are issuable upon exercise of outstanding convertible promissory notes or other rights of TFX Equities to purchase shares of our common stock. These registration rights would require us to register up to an additional 750,000 shares of common stock if we borrowed the remaining $150,000 under our credit facility agreement with TFX Equities.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS


         This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans, forecasted demographic and economic trends relating to our industry and similar matters are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "plan," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act. Our Securities Exchange Act file number for those SEC filings is 0-14880. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549.

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.


         This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the selling stockholders sell all of the shares or the offering is otherwise terminated:


         1. our Annual Report on Form 10-K for our fiscal year ended October 31, 2000, which we filed on February 8, 2001, including the information we incorporated by reference in our Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, which we filed on February 28, 2001;


         2. our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2001, which we filed on March 19, 2001, our Quarterly Report on Form 10-Q for our fiscal quarter ended April 30, 2001, which we filed on June 15, 2001, and our Quarterly Report on Form 10-Q for our fiscal quarter ended July 31, 2001, which we filed on September 14, 2001; and

         3. our Current Reports on Form 8-K, which we filed on July 25, 2001 and October 3, 2001.


         We will provide a copy of the information we incorporate by reference, at no cost, to each person to whom this prospectus is delivered. To request a copy of any or all of this information, you should contact us at the following address and telephone number:


                              Microlog Corporation
                            Attn: Corporate Secretary
                              20270 Goldenrod Lane
                         Germantown, Maryland 20876-4070
                            Telephone: (301) 540-5500

                           ABOUT MICROLOG CORPORATION

         We are an interactive communications software company that provides web-based customer interaction and relationship management products and services to businesses, government agencies and other customers. We offer a suite of products and services which are integrated with existing customer software and infrastructure to accomplish automated response functions, such as interactive voice response and email, and interactions between customers and contact center agents. Our products currently support customer interaction via telephone, email, web chat, web callback, web collaboration, web bulletin board, voice over Internet protocol, fax and scanned hardcopy mail.

         Our uniQue(R) family of contact center solutions includes several applications, such as uniQue Web, uniQue eMail, uniQue Voice and uniQue Fax. A business or institution may choose to use all of our uniQue applications or may choose to have us install a specific application as an individual product for an existing contact center. In addition, businesses can add uniQue applications as they expand their customer contact facilities. The name "uniQue" derives from "unified queuing," which refers to uniQue's ability to allow easy management of multiple media types in one virtual queue. This allows automated distribution of information and prioritized routing by a customer.


         Historically, we have also provided performance analysis and technical and administrative support services through our Old Dominion Systems division. Our principal customer for these services was the Applied Physics Laboratory at Johns Hopkins University, a prime contractor to the U.S. Navy. The Applied Physics Laboratory now performs most of these services internally and this segment of our business is not expected to provide significant revenues in 2001 or beyond. As a result, we will be required to substantially increase the revenue generated by our Contact Center Solutions division and obtain additional debt or equity financing, or further reduce costs, if we are to continue operations.


         We were incorporated in Virginia in 1969. Our principal executive offices are located at 20270 Goldenrod Lane, Germantown, Maryland 20876-4070, and our telephone number is (301) 540-5500.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the net proceeds from the sale of their shares. Accordingly, Microlog Corporation will not receive any proceeds from the sale of the shares.



         Of the shares of common stock offered by this prospectus, 285,000 shares are issuable upon exercise of stock options that are held by a selling stockholder as of the date of this prospectus. We will receive cash payments when such selling stockholder pays to acquire shares upon exercise of its options. The selling stockholder is not obligated to exercise its options, and we cannot assure you that it will choose to exercise all or any of the options. Assuming all options to which offered shares are subject are exercised for cash, our gross proceeds from such exercises would be $385,312.50. We expect to use any proceeds we receive from the exercise of options to augment our working capital for general corporate purposes.


                              SELLING STOCKHOLDERS


         We have registered the shares under the Securities Act in accordance with registration rights we granted to the selling stockholders as partial consideration for consulting or financial advisory services they have provided to us. Our registration of the shares does not necessarily mean that either selling stockholder will sell all or any of the shares listed below, which represent the number of shares such selling stockholder has acquired from us or has the right to acquire from us pursuant to the exercise of stock options we granted to such selling stockholders as partial consideration for services such selling stockholder has provided to us.


         The following table sets forth information with respect to the selling stockholders.







                                           Shares Beneficially                                Shares Beneficially
       Name of Beneficial Owner          Owned Prior to Offering       Shares Offered         Owned After Offering
       ------------------------          -----------------------       --------------         --------------------
  Murdock Capital Partners, Inc.....             40,000                     40,000                    0
  The Parthenon Group, Inc..........             285,000                   285,000                    0



                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees, or by their successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

         The selling stockholders may offer their shares at various times in one or more of the following transactions:

         o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

         o      in transactions involving cross or block trades or otherwise;

         o in transactions in which brokers, dealers or underwriters purchase the shares as principals and resell the shares for their own accounts pursuant to this prospectus;

         o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

         o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales effected through agents; or

         o      in privately negotiated transactions.

The selling stockholders also may sell their shares pursuant to Rule 144 under the Securities Act of 1933, if available.

         Sales of the shares at less than market prices may depress the market price of our common stock. Moreover, generally the selling stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, and in connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of the shares, which the broker-dealers or other financial institutions may resell pursuant to this prospectus.

         Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent the broker-dealers are unable to do so acting as agents for the selling stockholders, to purchase as principals any unsold shares at the price required to fulfill the broker-dealers' commitments to the selling stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of the sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders also may pledge the shares to broker-dealers or other financial institutions, and upon a default, the broker-dealers or other financial institutions may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or purchasers in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed "underwriters" within the meaning of the Securities Act, in connection with such sales, and any such commission, discount or concession may be deemed underwriting compensation.

         Information as to whether any broker-dealers are acting as principals or agents for the selling stockholders, the compensation to be received by any broker-dealers acting as principals or agents for the selling stockholders, and the compensation to be paid to other broker-dealers in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any broker-dealers participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker-dealers.


         During any time that the selling stockholders are engaged in a distribution of the shares, the selling stockholders will be required to comply with the Securities Exchange Act of 1934. With certain exceptions, the Securities Exchange Act precludes the selling stockholders, any affiliated purchasers and any broker-dealers or other persons who participate in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. The Securities Exchange Act also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         To comply with some state securities laws, the shares may be sold only through registered or licensed brokers or dealers, or to certain accredited investors or qualified institutional investors. The shares may not be sold in some states unless the seller meets the applicable state notice and filing requirements. We have entered into a registration agreement with each of the selling stockholders which limits their ability in some states to sell shares in certain transactions, to purchasers that are non-accredited investors or to purchasers that are not qualified institutional investors. The selling stockholders have agreed to indemnify us and our officers, directors and affiliates against claims arising out of certain violations of the registration agreements by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of our capital stock does not purport to be complete and is subject to the provisions of our Amended and Restated Articles of Incorporation, as amended, our bylaws and applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


         Our authorized capital stock consists of 13,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2001, 7,106,130 shares of our common stock and no shares of our preferred stock were issued and outstanding.


COMMON STOCK


         The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. All voting is on a noncumulative basis. Holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors in its discretion from funds legally available therefor after provision has been made for each class of stock, if any, having preference over common stock as to dividends. Upon the liquidation or dissolution of our company, the holders of our common stock are entitled to receive, pro rata, all assets remaining available for distribution to them. Holders of our common stock have no preemptive or other subscription rights and our common stock is not subject to any future calls or assessments. There are no conversion rights or redemption or sinking fund provisions applicable to shares of our common stock. All of the outstanding shares or our common stock are, and the unissued shares of common stock offered by this prospectus will be, when issued and delivered, fully paid and non-assessable.


PREFERRED STOCK


         Our articles of incorporation authorize our board to issue an aggregate of 1,000,000 shares of preferred stock, par value $0.01 per share, from time to time without further stockholder action in one or more series, to establish the number of shares to be issued in each series and to fix the powers, preferences and relative rights of each series. Issuances of our preferred stock, if convertible into common stock, would be subject to the applicable rules of any organizations on which our stock is then quoted or listed. Depending on the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over our common stock with respect to dividends and other distributions and upon our liquidation, dissolution or winding up. As of the date of this prospectus, the only shares of preferred stock that have been authorized for issuance by our board of directors are 100 shares designated as Series A convertible preferred stock. No shares of Series A preferred stock are issued and outstanding as of the date of this prospectus, but TFX Equities has the right to acquire up to 80 shares of Series A preferred stock upon the exercise of warrants outstanding as of the date of this prospectus. In addition, if we borrow the $150,000 remaining under our credit facility agreement with TFX Equities, TFX Equities will have the right to acquire up to 20 additional shares of Series A preferred stock upon exercise of additional warrants we will be obligated to issue to TFX Equities in connection with such additional borrowings.

         The Series A preferred stock will have the following rights:

         Any holder of shares of Series A preferred stock will be entitled to receive dividends in respect of each such share in connection with any dividend declared on the common stock equal to the dividend the holder would have received on the number of shares of common stock which the holder would have received if the holder had converted its Series A preferred shares into common shares immediately before the record date for the dividend.

         In the event of the liquidation, dissolution or winding up of Microlog, the holders of the Series A preferred stock will be entitled to receive, before any amount is paid to the holders of the common stock or of any other class or series ranking junior to the Series A preferred stock, an amount equal to $0.01 per share. After such amount is paid in full, the Series A preferred stock and the common stock will be entitled to receive the remaining net assets of Microlog, with each share of Series A preferred stock sharing ratably with the holders of common stock as if such share had been fully converted into shares of common stock at the conversion rate in effect on the record date for the determination of holders entitled to received payments in such event. If our assets are not sufficient to pay in full the amounts payable in such event to the holders of all outstanding shares of Series A preferred stock, the holders of such shares will participate ratably with the holders of all shares of our capital stock (excluding shares of common stock and any such shares which by their terms rank junior as to such distribution of assets to the shares of Series A preferred stock) in the distribution of assets in proportion to the full amount to which they are entitled. Neither the merger nor consolidation of Microlog into or with any corporation, nor any sale, transfer or lease of all or part of our assets, will be deemed a liquidation of Microlog for these purposes.

         Each share of Series A preferred stock may be converted at any time into one or more shares of common stock at the conversion rate of 7,500 shares of common stock for each share of Series A preferred stock, subject to adjustment in specified circumstances. No additional consideration is required to be paid in connection with any conversion of the Series A preferred stock. We have reserved any additional shares of common stock which become unreserved in the future for issuance upon exercise of the Series A preferred stock. In the event the maximum of 100 shares of Series A preferred stock authorized for issuance are issued and exercised, the Company would be required to seek shareholder approval of an amendment to its articles of incorporation to increase in the number of shares of common stock authorized for issuance by the Company.

OPTIONS


         Of the securities described in this prospectus, 285,000 shares of common stock may be acquired by The Parthenon Group, Inc. upon the exercise of options we granted to Parthenon. Of these options, all of which have vested, options to purchase 195,000 shares of common stock may be exercised at any time on or before December 16, 2003 at a price of $0.9375 per share and options to purchase 90,000 shares of common stock may be exercised at any time on or before May 17, 2004 at a price of $2.25 per share.

         As of the date of this prospectus, there were 1,846,617 shares of common stock issuable upon exercise of additional outstanding stock options, mostly granted under our employee and director stock option plans.


ANTI-TAKEOVER PROVISIONS

         Our articles of incorporation and bylaws contain various provisions which may have the effect of discouraging future takeover attempts which our stockholders may deem to be in their best interests and of perpetuating our existing management. Among other things, these provisions:

         o provide our board of directors with broad discretion to issue preferred stock;

         o      stagger our board of directors into three classes;

         o in certain circumstances require the approval of two-thirds of all shares eligible to vote for certain business combinations involving a stockholder owning 10% or more of our voting securities;

         o prohibit repurchases by us from a stockholder owning 5% or more of our voting securities who have held their securities for less than two years, unless approved by a majority of the disinterested stockholders; and

         o require the approval of two-thirds of all shares eligible to vote for any proposed amendment to our articles of incorporation or bylaws that seeks to modify or remove the provisions discussed above.

         We believe that these provisions are prudent and will reduce our vulnerability to takeover attempts and certain other transactions which are not negotiated with or approved by our board of directors. In our judgment, our board of directors will be in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. It is also our view that these provisions should not discourage persons from proposing mergers or other transactions at prices reflecting our true value that are in the best interests of all stockholders.

DIVIDENDS

         Our payment of dividends, if any, in the future is within the discretion of our board of directors. Our board of directors does not presently intend to declare any dividends, but instead intends to retain all earnings, if any, for use in our business operations.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby is being passed upon for us by Hogan & Hartson L.L.P., Washington, D.C.

                                     EXPERTS


         The consolidated financial statements of Microlog Corporation and financial statement schedules as of October 31, 2000 and October 31, 1999 and for each of the years in the three-year period ended October 31, 2000 that are incorporated by reference in this prospectus and in the registration statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================









                                 325,000 Shares




                              MICROLOG CORPORATION



                                  COMMON STOCK




                                   ----------

                                   PROSPECTUS

                                   ----------

























                                November 28, 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.



                 SEC Registration Fee............       $    29.25
                 Accounting Fees and Expenses....       $ 2,500.00
                 Legal Fees and Expenses.........       $10,000.00
                 Printing Expenses...............       $ 2,500.00
                 Transfer Agent Fees and
                 Expenses........................       $ 2,500.00
                 Miscellaneous...................       $   470.75
                                                        -----------
                           Total.................       $18,000.00
                                                        ===========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents made party to a proceeding because he is or was a director, officer, employee or agent, against liability incurred in the proceeding. The Virginia Stock Corporation Act provides, however, that such person must have conducted himself in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. The Virginia Stock Corporation Act further provides that a corporation may not indemnify a director, officer, employee or agent under Section 13.1-697 in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification is limited to reasonable expenses incurred in connection with the proceeding.

         Under Section 13.1-698 of the Virginia Stock Corporation Act, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

         Under Section 13.1-703 of the Virginia Stock Corporation Act, a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent.

         Our bylaws provide that the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct will not exceed the sum of $1.00, except the liability of an officer or director will not be limited if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Our bylaws contain provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Virginia Stock Corporation Act. Under our bylaws, we are required to advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification, and we may, if we so choose, provide the same benefits to our employees and agents and any person servicing any other entity in any capacity at our request.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.








                    EXHIBIT
                    NUMBER                                      EXHIBIT DESCRIPTION
                    -------                                     -------------------

                     4.1        --   Specimen Common Stock Certificate of the Company (filed as Exhibit 4.1 to
                                     Registration Statement on Form S-1, File No. 33-31710, and incorporated herein by reference).


                   4.2.1        --   Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for fiscal quarter ended April 30,
                                     2001).


                   4.2.2        --   Articles of Amendment to Articles of Incorporation of the Company (incorporated by reference to Exhibit 99.6 to the Company's Current Report on Form 8-K, filed with the SEC on October 3, 2001).

                     4.3        --   Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1993 and incorporated herein by reference).

                    *5.1        --   Opinion of Hogan & Hartson L.L.P.

                   *23.1        --   Consent of Hogan & Hartson L.L.P.

                   +23.2        --   Consent of Grant Thornton LLP.

                   *24.1        --   Power of Attorney.




                   *99.2        --   Nonqualified Stock Option Agreement, dated June 26, 1997, by and between the
                                     Company and The Parthenon Group, Inc.

                   *99.3        --   Amendment to the Nonqualified Stock Option Agreement, dated as of December 16,
                                     1998, between the Company and The Parthenon Group, Inc.

                   *99.4        --   Letter Agreement, dated as of May 16, 2001, between the Company and Murdock
                                     Capital Partners Corporation.


-----------------------
*  Previously filed.
+  Filed herewith.



ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, Maryland, on November 28, 2001.



                                        MICROLOG CORPORATION

                                        By:      /S/ John C. Mears
                                        ---------------------------------------
                                                       John C. Mears
                                         President and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated:








                SIGNATURES                                     TITLE                                    DATE
                ----------                                     -----                                    ----



      /S/ John C. Mears                          President and Chief Executive Officer           November 28, 2001
---------------------------                      (Principal Executive Officer and Principal
      JOHN C. MEARS                              Accounting Officer)


      /S/ David M. Gische*                       Chairman of the Board of Directors                November 28, 2001
----------------------------
     DAVID M. GISCHE



      /S/ David B. Levi*                         Director                                          November 28, 2001
----------------------------
     DAVID B. LEVI




      /S/ Joe J. Lynn*                           Director                                          November 28, 2001
--------------------------
      JOE J. LYNN


      /S/ John D. Sickler*                       Director                                          November 28, 2001
------------------------------
      JOHN D. SICKLER



/S/ Randall P. Gaboriault*                       Director                                          November 28, 2001
--------------------------
   RANDALL P. GABORIAULT


/S/ W. Joseph Brookman                           Director                                          November 28, 2001
----------------------
 W. JOESEPH BROOKMAN



*BY: /S/ John C. Mears
     -------------------
        John C. Mears
      (attorney-in-fact)



                                  EXHIBIT INDEX



                    EXHIBIT
                    NUMBER                          EXHIBIT DESCRIPTION
                    -------                         -------------------
                     4.1        --   Specimen Common Stock Certificate of the Company (filed as
                                     Exhibit 4.1 to Registration Statement on Form S-1, File No.
                                     33-31710, and incorporated herein by reference)

                   4.2.1        --   Articles of Incorporation of the Company, as amended
                                     (incorporated by reference to Exhibit 4.1 to the Company's
                                     Quarterly Report on Form 10-Q for fiscal quarter ended
                                     April 30, 2001).

                   4.2.2        --   Articles of Amendment to Articles of Incorporation of the
                                     Company (incorporated by reference to Exhibit 99.6 to the
                                     Company's Current Report on Form 8-K, filed with the SEC
                                     on October 3, 2001).

                     4.3        --   Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report
                                     on Form 10-K for the fiscal year ended October 31, 1993 and incorporated herein by reference).

                    *5.1        --   Opinion of Hogan & Hartson L.L.P.

                   *23.1        --   Consent of Hogan & Hartson L.L.P.

                   +23.2        --   Consent of Grant Thornton LLP.

                   *24.1        --   Power of Attorney.

                   *99.2        --   Nonqualified Stock Option Agreement, dated June 26, 1997, by and between the Company and The Parthenon Group, Inc.

                   *99.3        --   Amendment to the Nonqualified Stock Option Agreement, dated as of December 16, 1998, between the Company and The Parthenon
                                     Group, Inc.

                   *99.4        --   Letter Agreement, dated as of May 16, 2001, between the Company and Murdock Capital Partners Corporation.



-----------------------
*  Previously filed.
+  Filed herewith.